EXHIBIT 99

PRESS RELEASE DATED October 27, 2009

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin 54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920)527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2009 THIRD QUARTER RESULTS;

Increases Full Year 2009 Guidance to $1.81 to $1.86 per share

Flexible Packaging Segment Records Strong Operating Performance

NEENAH, WISCONSIN, October 27, 2009 – Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.33 per share for the third quarter ended September 30, 2009, compared with $0.43 per share for the same quarter of 2008.  Excluding the effect of acquisition related charges and financing, and a gain on sale of an asset, diluted earnings per share would have been $0.48 for the third quarter of 2009 compared to $0.43 per share for the third quarter of 2008.  All of these items are detailed in the attached schedule, “Reconciliation of Non-GAAP Data.”

Current quarter comparability was impacted by $16.0 million or $0.09 per share of expenses associated with the planned acquisition of Alcan Packaging Food Americas announced on July 5, 2009.  In addition, current quarter results were reduced by a total of $0.08 per share related to the impact of acquisition financing raised through the issuance of public bonds and common stock during the quarter.  These added costs were partially offset by a $3.6 million gain on the sale of property which added $0.02 per share to results for the quarter.

Net sales were $898.9 million for the third quarter of 2009, an 8.7 percent decrease from $984.3 million for the same period of 2008.  Currency effects reduced net sales by 3.6 percent compared to the third quarter of 2008.  The positive net sales impact of the June 2009 acquisition of the South American rigid packaging operations of Huhtamaki Oyj was 1.9 percent during the quarter.  The remaining 7.0 percent decrease in net sales reflects lower unit volume and selling prices offset by improved sales mix compared to the third quarter of 2008.

“Improved operating performance in our flexible packaging business segment delivered strong results this quarter,” said Henry Theisen, Bemis Company’s President and Chief Executive Officer.  “Our business model prioritizes material science and innovation to drive sales and operating profit growth.  While overall flexible packaging volumes have decreased and selling prices have declined to reflect lower raw material costs, improved sales mix reflects increased sales volumes in value-added product lines and increased profitability.  In addition, our business teams are delivering the benefits of our cost management initiatives directly to the bottom line.  While currency was still a headwind this quarter, our operations in Europe and Latin America have each delivered strong operating profit improvement from 2008 levels.  Our pressure sensitive materials business has been negatively impacted by the soft global economic conditions, but aggressive cost control measures are achieving sequential improvement in operating results for this business segment.  We are increasing our 2009 total year guidance to reflect the results of the first nine months and our confidence that profit levels will continue to be strong for the remainder of the year.”

BUSINESS SEGMENTS

Flexible Packaging

Bemis’ flexible packaging business segment, which represented about 85 percent of total Company net sales, reported net sales of $764.1 million in the third quarter of 2009.  This represents a 7.5 percent decrease compared to net sales of $826.4 million for the third quarter of 2008.  Currency effects reduced net sales by 3.8 percent.  The positive net sales impact of the June 2009 acquisition of the South American rigid packaging operations of Huhtamaki Oyj was 2.2 percent during the quarter.  The remaining 5.9 percent decrease in net sales was driven principally by lower unit volumes.  Segment operating profit for the third quarter of 2009 was $106.0 million, or 13.9 percent of net sales.  Excluding the effect of the gain on sale of property described in the attached schedule, “Reconciliation of Non-GAAP Data,” operating profit for the third quarter of 2009 would have been $102.4 million, or 13.4 percent of net sales.  This compares to operating profit for the third quarter of 2008 of $82.4 million, or 10.0 percent of net sales.  The net effect of currency translation and foreign exchange gains decreased operating profit in the third quarter of 2009 by $1.3 million compared to the same quarter of 2008.  Higher operating profit in

2009 reflects successful cost management and improved sales mix in 2009.  Operating margins in 2008 were negatively impacted by substantial increases in raw material costs during the third quarter of 2008.

Commenting on the flexible packaging business segment results, Theisen said, “The strong performance this quarter illustrates the strength and resiliency of our flexible packaging business.  Our teams have focused on safety, quality, waste reduction, line speeds, and overall operational efficiency to deliver value to our shareholders and enhance Bemis’ bottom line.  Our European business achieved double-digit operating margins for the first time as they improved sales mix and manufacturing efficiencies in 2009.  In South America, the economy is strengthening ahead of the rest of the world, and our packaging operations are benefiting from volume growth in packaging for a wide array of applications.”

Pressure Sensitive Materials

Net sales from the pressure sensitive materials business segment for the third quarter of 2009 were $134.8 million, a 14.6 percent decrease from net sales of $157.9 million in the third quarter of 2008.  Currency effects reduced net sales by 2.8 percent compared to the third quarter of 2008.  This segment reported operating profit for the third quarter of 2009 of $5.4 million, or 4.0 percent of net sales, compared to the third quarter of 2008 when segment operating profit was $9.0 million, or 5.7 percent of net sales.  Lower volume in each of the product lines in this business segment has substantially reduced net sales and operating profit in 2009.  The net effect of currency translation and foreign exchange transactions was not significant to the results of the quarter.

“Our pressure sensitive materials business teams have maintained a keen focus on cost control during this global economic downturn,” said Theisen.  “While volumes are still lower than they were in 2008, volumes are up sequentially from the second quarter, and operating margins have stabilized.  As the economy improves and growth returns for our customers who participate in the housing, automotive, and advertising markets, we expect our net sales and operating profit levels to recover.”

Other Costs (Income), Net

For the third quarter of 2009, other costs and income included $5.8 million of financial income, a decrease of $3.4 million compared to $9.2 million for the third quarter of 2008.  Lower financial income reflects a decrease in interest income from reduced cash balances invested outside of the United States during 2009.  Specifically, cash balances in our Brazilian operations have been applied to debt repayment and used to fund the acquisition of the South American rigid packaging operations of Huhtamaki Oyj in June of 2009.  Other costs and income also included $16.0 million of acquisition related expenses and a gain of $3.6 million on the sale of property located in Brazil.

Capital Structure

Total debt to total capitalization was 40.4 percent at September 30, 2009, compared to 31.5 percent at December 31, 2008.  Total debt as of September 30, 2009 was $1.3 billion, an increase of $630.1 million from the balance of $686.6 million at December 31, 2008.  This increase in debt reflects $800.0 million of public bonds issued in July 2009 associated with acquisition financing , net of a reduction in commercial paper and other debt outstanding, which was funded with cash from operations.  Excluding the $800.0 million of public bonds and $202.8 million of common stock issued for acquisition financing, total debt to total capitalization would have been 22.9 percent at September 30, 2009.

July 2009 Public Bond Issuance

On July 27, 2009, Bemis issued $400.0 million of bonds due in 2014 with a fixed interest rate of 5.65 percent and $400.0 million of bonds due in 2019 with a fixed interest rate of 6.80 percent.  The proceeds of these bonds will be used as partial funding of the acquisition of the Alcan Packaging Food Americas business announced on July 5, 2009.

July 2009 Common Stock Offering

Bemis issued 8.2 million shares of common stock through a public stock offering during the third quarter.  The $202.8 million of net proceeds from this stock offering will also be used as partial funding of the Alcan Packaging Food Americas business.

Liquidity

As of September 30, 2009, Bemis had available from its banks a $425.0 million revolving credit facility.  This credit facility is used principally as back-up for the Company’s commercial paper program.  As of September 30, 2009, there was $179.0 million of debt outstanding supported by this credit facility, leaving $246.0 million of available credit.  Once the acquisition of the Alcan Packaging Food Americas business is completed, an amendment to the revolving credit facility will become effective, increasing credit available and therefore total commercial paper capacity from $425.0 million to $625.0 million.  Cash flows from operating activities are expected to continue to provide sufficient liquidity to meet future cash obligations.  Strong cash flows from operations totaling $395.9 million during the first nine months of 2009 were used for $175.6 million of net debt reduction; $62.5 million of capital expenditures; a $43.0 million acquisition of a South American rigid packaging operation; a $30.0 million tax-deductible, voluntary pension contribution; and dividend payments totaling $71.5 million.

Pending Acquisition of Alcan Packaging Food Americas

On July 5, 2009, Bemis announced that it had signed a definitive agreement to acquire the Food Americas operations of Alcan Packaging, a business unit of international mining group Rio Tinto plc (LON: RIO; ASX: RIO), for $1.2 billion.  Pursuant to the agreement, Bemis will acquire 23 Food Americas flexible packaging facilities in the U.S., Canada, Mexico, Brazil, Argentina, and New Zealand.  These facilities produce flexible packaging for the food and beverage industries.  The transaction is expected to be accretive to diluted GAAP earnings per share (EPS) in 2010.  We are currently in the process of fulfilling a request for additional information and documentary material received from the U.S. Department of Justice on September 16, 2009, in connection with its Hart-Scott-Rodino regulatory review.  The transaction is expected to be approved by the end of 2009, and Bemis will complete the acquisition as soon as possible thereafter.  The majority of the financing for this transaction was completed during the third quarter of 2009 through the issuance of $800.0 million of public bonds and 8.2 million common shares issued in a secondary public stock offering.  The remaining cash purchase price is expected to be financed in the commercial paper market at the time of closing.

2009 Earnings Outlook

Consistent with management’s practice, guidance does not reflect the impact of the sale of the property in Brazil, severance charges, acquisition related costs, and interest expense or shares issued in connection with the pending acquisition of the Alcan Packaging Food Americas business.  This provides a direct comparison of 2009 operating results to those of 2008.  Guidance also excludes any operating results of the planned Alcan Packaging Food Americas acquisition.  Management expects fourth quarter 2009 diluted earnings per share to be in a range of $0.40 to $0.45 per share.  Management is also revising its guidance upward for the full year 2009 from $1.68 to $1.75 per share to $1.81 to $1.86 per share, reflecting the improved operating performance for the total year 2009.  Management continues to expect capital expenditures to be in the range of $100 million for the full year 2009.

Presentation of Non-GAAP Information

Some of the information presented in this press release reflects adjustments to “As reported” results to exclude certain amounts related to the sale of property in Brazil, the Company’s workforce reductions, and the impact of acquisition related items.  This adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  It is provided solely to assist in an investor’s understanding of the impact of these items on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the Non-GAAP amounts is included with this press release.

New Accounting Pronouncement

In June 2008, the FASB issued guidance now codified as ASC Topic 260, Earnings Per Share, which requires unvested share based payment awards that contain rights to receive non forfeitable dividends (whether paid or unpaid) to be included in the calculation of basic and diluted earnings per share effective January 1, 2009.  Accordingly, the 2008 earnings per share for the quarter and the nine-month period have been recast to reflect the impact of this new accounting guidance to present them on a comparable basis with 2009 results.  The impact of this modification is a $0.01 per share decrease in diluted earnings per share for the third quarter of 2008 and a $0.03 per share decrease in diluted earnings per share for the nine-month period ending September 30, 2008.

Forward-Looking Statements

Unless otherwise expressly stated, Bemis’ quarterly and full-year guidance does not reflect the impact of the sale of property in Brazil, acquisition related financing, or charges incurred and yet to be incurred for severance or acquisition related efforts.

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, consumer buying patterns under certain economic conditions, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations, unexpected costs associated with acquisitions or the inability to complete an acquisition, a failure in our information technology infrastructure or applications, changes in our labor relations, foreign currency fluctuations, changes in working capital requirements, and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2008.

Investor Conference Call

Bemis Company, Inc. will webcast an investor telephone conference regarding its third quarter 2009 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

About Bemis Company

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide. Founded in 1858, the Company reported 2008 net sales of $3.8 billion. The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs about 15,800 individuals in 61 manufacturing facilities in 11 countries around the world.  More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales	$898,930	$984,258	$2,608,702	$2,911,499

Costs and expenses:
Cost of products sold	718,814	818,333	2,086,175	2,410,068
Selling, general, and administrative expenses	95,814	85,782	273,287	262,761
Research and development	5,837	6,222	18,412	18,987
Interest expense	13,395	10,242	25,279	30,376
Other costs (income), net	5,134	(8,028)	8,468	(26,274)

Income before income taxes	59,936	71,707	197,081	215,581

Provision for income taxes	21,500	25,500	71,600	77,800

Net income	38,436	46,207	125,481	137,781

Less: Net income attributable to noncontrolling interests	2,596	1,944	4,410	4,772

Net income attributable to Bemis Company, Inc.	$35,840	$44,263	$121,071	$133,009

Basic earnings per share	$0.33	$0.43	$1.15	$1.29

Diluted earnings per share	$0.33	$0.43	$1.15	$1.29

Cash dividends paid per share	$0.225	$0.220	$0.675	$0.660

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	September 30,	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$1,104,012	$43,454
Accounts receivable, net	470,287	426,888
Inventories, net	427,403	435,667
Prepaid expenses	71,997	76,649
Total current assets	2,073,699	982,658

Property and equipment, net	1,168,806	1,135,482

Goodwill	643,067	595,466
Other intangible assets, net	86,802	80,773
Deferred charges and other assets	38,207	27,935
Total other long-term assets	768,076	704,174

TOTAL ASSETS	$4,010,581	$2,822,314

LIABILITIES

Current portion of long-term debt	$25,544	$18,651
Short-term borrowings	1,470	7,954
Accounts payable	397,428	323,142
Accrued salaries and wages	97,558	63,227
Accrued income and other taxes	22,156	8,807
Total current liabilities	544,156	421,781

Long-term debt, less current portion	1,289,641	659,984
Deferred taxes	131,480	111,832
Other liabilities and deferred credits	231,910	246,174

TOTAL LIABILITIES	2,197,187	1,439,771

EQUITY

Bemis Company, Inc. stockholders’ equity:
Common stock issued (125,619,579 and 117,130,962 shares)	12,562	11,713
Capital in excess of par value	562,040	345,982
Retained earnings	1,648,737	1,599,178
Accumulated other comprehensive income (loss)	39,630	(112,001)
Common stock held in treasury, 17,422,771 and 17,422,771 shares at cost	(498,341)	(498,341)
Total Bemis Company, Inc. stockholders’ equity	1,764,628	1,346,531
Noncontrolling interests	48,766	36,012
TOTAL EQUITY	1,813,394	1,382,543

TOTAL LIABILITIES AND EQUITY	$4,010,581	$2,822,314

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities
Net income	$125,481	$137,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	118,376	124,476
Excess tax benefit from share-based payment arrangements	(272)	(430)
Share-based compensation	13,898	13,444
Deferred income taxes	14,513	7,623
Income of unconsolidated affiliated company	(1,340)	(1,301)
(Gain) loss on sales of property and equipment	(3,284)	743
Changes in working capital, net of effects of acquisitions	141,801	(83,643)
Net change in deferred charges and credits	(13,288)	7,847

Net cash provided by operating activities	395,885	206,540

Cash flows from investing activities
Additions to property and equipment	(62,521)	(87,201)
Business acquisitions and adjustments, net of cash acquired	(30,637)
Proceeds from sales of property and equipment	10,621	1,664

Net cash used in investing activities	(82,537)	(85,537)

Cash flows from financing activities
Proceeds from issuance of long-term debt	810,748	31,628
Repayment of long-term debt	(21,158)	(282,884)
Net borrowing (repayment) of commercial paper	(159,795)	283,632
Net borrowing (repayment) of short-term debt	(17,958)	(40,836)
Cash dividends paid to stockholders	(71,512)	(68,029)
Common stock issued	202,808
Common stock purchased for the treasury		(26,771)
Excess tax benefit from share-based payment arrangements	272	430
Stock incentive programs and related withholdings	(2,730)	(1,693)

Net cash provided (used) by financing activities	740,675	(104,523)

Effect of exchange rates on cash and cash equivalents	6,535	(14,965)

Net increase in cash and cash equivalents	1,060,558	1,515

Cash and cash equivalents balance at beginning of year	43,454	147,409

Cash and cash equivalents balance at end of period	$1,104,012	$148,924

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Flexible Packaging operating profit	$106.0	$82.4	$299.7	$249.7

Pressure Sensitive Materials operating profit	5.4	9.0	6.5	30.0

General corporate expenses	(38.1)	(9.5)	(83.8)	(33.7)

Interest expense	(13.4)	(10.2)	(25.3)	(30.4)

Income before income taxes and noncontrolling interests	$59.9	$71.7	$197.1	$215.6

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Reconciliation of GAAP to Non-GAAP Operating Profit and Operating Profit as a Percentage of Net Sales by Segment

Flexible Packaging
Net Sales	$764.1	$826.4	$2,212.8	$2,421.9

Operating Profit as reported	106.0	82.4	299.7	249.7

Non-GAAP adjustments:
Severance costs for reductions in workforce			1.4
Gain on sale of land and building	(3.6)		(3.6)

Operating Profit as adjusted	$102.4	$82.4	$297.5	$249.7

Operating Profit as a percentage of Net Sales
As Reported	13.9%	10.0%	13.5%	10.3%
As Adjusted	13.4%	10.0%	13.4%	10.3%

Pressure Sensitive Materials
Net Sales	$134.8	$157.9	$395.9	$489.6

Operating Profit as reported	5.4	9.0	6.5	30.0

Non-GAAP adjustments:
Severance costs for reductions in workforce			2.6

Operating Profit as adjusted	$5.4	$9.0	$9.1	$30.0

Operating Profit as a percentage of Net Sales
As Reported	4.0%	5.7%	1.6%	6.1%
As Adjusted	4.0%	5.7%	2.3%	6.1%

Reconciliation of GAAP to Non-GAAP Earnings per Share

Diluted earnings per share as reported	$0.33	$0.43	$1.15	$1.29

Non-GAAP adjustments per share, net of taxes:
Severance costs for reductions in workforce			0.02
Gain on sale of land and building	(0.02)		(0.02)
Transaction related costs (1)	0.03		0.12
Bridge financing fees (2)	0.06		0.06
Financing impact of the pending Alcan Packaging Food Americas acquisition (3)	0.08		0.08

Diluted earnings per share as adjusted	$0.48	$0.43	$1.41	$1.29

(1)   Transaction related costs include those costs related primarily to our pending acquisition of Alcan Packaging Food Americas. These costs consist of legal, accounting, and other professional fees.

(2)   Fees incurred to secure an $800 million bridge financing commitment for the Alcan Packaging Food Americas acquisition. The bridge financing commitment was terminated upon the issuance of the $800 million of public debt discussed in Note 3 below.

(3)   Impact from the July 2009 financing of the pending Alcan Packaging Food Americas acquisition (8.175 million shares and $800 million of public debt). The EPS impact includes the effect of the interest expense on the debt and the dilutive effect of the newly issued shares while the acquisition is pending.